Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

General Partner and Limited Partners of CrossAmerica Partners LP:

We consent to the incorporation by reference in the registration statement (No. 333-192035) on Form S-3 and the registration statement (No. 333-184651) on Form S-8 of CrossAmerica Partners LP of our report dated January 15, 2015, with respect to the consolidated balance sheets of Erickson Oil Products, Inc. and its subsidiaries as of September 30, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years then ended, which report appears in the Form 8-K/A Amendment No. 1 of CrossAmerica Partners LP dated April 28, 2015.

/s/ REDPATH AND COMPANY, LTD.

St. Paul, Minnesota

April 28, 2015